Exhibit 4.4

EQUITY INCENTIVE PLAN 2021

as approved by the board of directors of argenx SE on

15 December 2021

1.INTRODUCTION	2.GRANTING EQUITY INCENTIVES

1.1.PURPOSE	2.1.ELIGIBILITY TO PARTICIPATE IN THIS PLAN

Our mission is to transform patients’ lives by providing them with life-changing medicines which build on scientific breakthroughs in immunology. Our future success is largely dependent on our ability to attract and retain highly qualified individuals such as you, and to motivate and incentivize you to contribute to our long-term success.

At argenx, we have a pay-for-performance culture, of which long term equity incentive grants are a key component. This plan is designed to maximally align your interests as a key person with those of our (other) stakeholders, and serves to:

(i)
make you a co-owner of our business, allowing you to share in sustainable future success of argenx;
(ii)
incentivize you to favor long term value creation over short term success;
(iii)
reward you based on your contributions to our mission, by making new grants subject to your performance; and
(iv)
promote your long-term commitment to argenx by making the vesting of incentive grants subject to long- term commitment to and involvement with argenx.

1.2.TYPES OF INSTRUMENTS

This plan allows for the granting of two distinct types of equity incentives, being stock options and RSUs:

Stock options are a right to purchase a given number of argenx shares in the future against the fair market value of those shares at the date of grant, allowing you to benefit from the value increase (if any) on argenx shares after the grant date of your stock options. The fair market value exercise price of stock options is equal to the closing price of argenx shares on the Euronext Brussels stock exchange on the last trading day prior to the date of grant.

Restricted Stock Units (or RSUs) are a right for you to receive argenx shares for free at a predefined moment in the future.

You are eligible to participate in this plan because you are an employee, key consultant, board member, senior manager or key outside advisor of argenx (referred to in this plan as a key person). You will not receive equity incentives prior to your first or after your last workday with argenx.

2.2.ANNUAL GRANTS, SIGN-ON GRANTS

Subject to your continued status as key person, you may receive grants of equity incentives under this plan. Our board of directors will establish an equity incentive grant allocation scheme determining the criteria for determining the number of equity incentives granted to you and/or any additional equity incentives granted to you as a sign-on grant, if any, based on your position and your performance. The equity incentive grant allocation scheme will furthermore define the dates throughout the year on which equity incentive grants may be made to new key persons and/or existing key persons.

2.3.NO ENTITLEMENT TO GRANTS

The granting of equity incentives to you hereunder is in each case subject to a resolution of our board of directors, and our board of directors requires an authorization from our general meeting of shareholders to be able to grant equity incentives to you. If at any time our board of directors does not have such authorization from our general meeting or otherwise decides it is not in the best interest of argenx to grant equity incentives to you hereunder, our board of directors can decide not to grant any further equity incentives, or to grant fewer or different equity incentives to you, each time as it deems fit and in the best interest of argenx.

3.VESTING MECHANISM

3.1.GENERAL

To promote your long term commitment to argenx, equity incentives granted to you are subject to a vesting scheme, meaning they are earned and become exercisable (in the

1/7

EQUITY INCENTIVE PLAN 2021

case of stock options) or will be settled (in case of RSUs) over the course of your multi-year commitment to argenx. Unvested stock options cannot be exercised and unvested RSUs cannot be settled.

3.2.VESTING SCHEME

3.2.1.Stock options vest over a period of 3 years, as follows:

(i)

1/3rd of the total grant on the first anniversary of the date of grant; and

(ii)

1/36th of the total grant on the first day of each month following the first anniversary of the date of grant.

3.2.2.

RSUs vest over a period of 4 years with 1/4th of the total grant vesting at each anniversary of the date of grant.

3.2.3.

The number of equity incentives to vest on each vesting date is rounded to the nearest whole number, and if rounded down the difference is added to the next vesting moment, if rounded up the difference is deducted from the next vesting moment. Any remaining equity incentives vest on the last day of the applicable vesting period for such grant (meaning 3 years for stock options and 4 years for RSUs).

3.3.ACCELERATED VESTING

All of your unvested stock options will become immediately vested and exercisable and all of your unvested RSUs will become immediately vested and will be settled if:

(i)

argenx SE is dissolved or put into liquidation;

(ii)

argenx SE sells or otherwise disposes of all or substantially all of its assets; or

(iii)

a change of control over argenx SE occurs (as further defined in section 8.1).

3.4.LEAVING ARGENX

3.4.1.

If you leave argenx, the date on which you will be deemed to have left argenx is the last calendar day of your contract term with argenx. If you are dismissed by argenx, the date per which you are deemed to have left argenx is the date of dismissal set out in the written notice of termination or dismissal sent to you by argenx.

3.4.2.

Per the date you are deemed to have left argenx, all your then remaining unvested stock options and RSUs will terminate without compensation, unless:

(i)

you are leaving argenx due to your death or permanent disability; or

(ii)

the board of directors decides that (part of) your options and RSUs will fully vest,

in which case your unvested options and RSUs (or a part thereof pursuant to (ii)) will vest on the last day prior to you having left argenx.

4.

EXERCISING AND SETTLEMENT OF EQUITY INCENTIVES

4.1.TRANSACTIONS IN EQUITY SECURITIES - GENERAL

4.1.1.

This equity incentive plan should be read in conjunction with, and is fully subject to, the argenx insider trading policy, including the restrictions on exercising stock options and buying or selling argenx equity as set out therein.

4.1.2.

In any case, you may not buy argenx securities (through the exercise of stock options or otherwise) or sell argenx securities (whether those shares originate from the settlement of RSUs or otherwise) if the company is in a closed period or if you possess inside information. Violation of the insider trading policy and/or of applicable securities law may lead to dismissal and even criminal prosecution, and may harm the reputation of argenx.

4.1.3.

We use an online equity portal to manage equity incentives granted by argenx, to document the grant and acceptance of new equity incentives and for further communication pertaining to equity incentives. Access to any online equity portal will be provided to you through our HR team and may be subjected to the acceptance of specific terms and conditions for using such portal.

We may at any time decide to stop using an online equity portal, to switch to a different provider or to use a different mechanism for managing equity incentives. Your access to any such online or other system may be subject to you accepting the terms and conditions of third party service provider(s).

4.1.4.

Please note that there is no guarantee that there will be a buyer for your shares at your asking price or at all and if there is a market for the shares it may not be possible to execute the full sale order on the same day.

4.2.

EXERCISING STOCK OPTIONS

4.2.1.

You can enter orders to exercise vested stock options in the online equity portal. The intermediary designated by argenx SE will then create shares in argenx SE equal to the number of stock options exercised, and either (i) transfer the shares to you, against payment by you of the full amount of the exercise price (plus taxes, see section 5 below) to argenx, or (ii) sell the shares on the Euronext stock exchange, using the proceeds to pay the exercise price of the shares to argenx SE,

2/7

EQUITY INCENTIVE PLAN 2021

and the remainder (after taxes, see section 5 below) to your bank account.

4.2.2.

The term of stock options is 10 years and stock options will lapse and are no longer exercisable after the lapse of 10 years from the date of grant.

4.2.3.

If you leave argenx (or are dismissed) and are no longer a key person, you must exercise any vested options before the later of (i) 90 days after your last working day at argenx or (ii) 31 March of the 4th year following the date of grant of those options, and in any case no later than the expiration date of the option.

4.3.

SETTLEMENT OF VESTED RSUS

4.3.1.

If you hold vested RSUs on the first business day following the second Monday of January, April, July and October of any year, argenx SE will issue shares to your securities account set up through the equity portal. The number of shares delivered to you will be the number of vested RSUs held by you, minus a number of shares required to cover employee taxes payable by argenx on your behalf in relation to such RSUs. Further details regarding this mechanism as well as a calculation example is provided in schedule A to this plan. The equity portal may also offer you the opportunity to manage your equity stake in argenx SE and may allow you to give sell orders regarding shares held by you.

4.3.2.

If you do not have a securities account you will not be able to receive shares, and if you do not receive the shares ultimately within the first 2.5 months following the year in which the RSUs vested, you will forfeit those shares without compensation.

4.3.3.

RSUs do not give you any shareholder rights. Shares issuable in relation to vested RSUs do not give you shareholder rights or the ability to transfer such shares, unless and until they are issued and transferred by us to your securities account.

4.3.4.

If our board of directors so decides in relation to a change of control (or any party acquiring control over argenx SE through a change of control so decides), RSUs may at all times be settled in cash, in which case the holder of such RSU shall receive an amount equal to the amount per share payable in relation to such change of control, minus the amount of income or employee social security tax payable thereon, if any.

5.TAXATION – JURISDICTION SPECIFIC RULES

5.1.GENERAL – TAX LIABILITY

5.1.1.

You are fully liable and responsible for any income and/or employee social security taxes due in relation to the equity incentives granted hereunder, including the receipt and exercise of stock options, the receipt and settlement of RSUs and the sale of any shares underlying stock options or RSUs, as may be the case.

5.1.2.

If you fail to pay your taxes in full and/or on time and any tax and/or social security authority subsequently raises a claim in relation thereto against argenx, we will be entitled to reclaim from you any amounts payable by argenx, including through set-off against any amounts payable by argenx to you (if any). argenx will furthermore be entitled to withhold any income, employee social security and/or any other taxes due in relation to the receipt or exercise of stock options, the vesting of the RSUs, the sale and/or the delivery of the shares from any proceeds from the exercise of stock options, the sale and/or the delivery of the shares.

5.2.SPECIFIC TAX JURISDICTIONS

We have the right to deviate from this plan and to implement additional or different terms for stock options and/or RSUs granted to key persons under any specific local tax regime, if we deem this necessary or beneficial to argenx or the key person. Such deviations, to the extent they apply to all key persons subject to a certain tax jurisdiction, are set out schedules to this plan. We may amend the jurisdiction specific tax schedules from time to time be at our discretion.

5.3.TAXES DUE UPON SETTLEMENT OF RSUS

5.3.1.

If any income or employee social security tax is payable by argenx on your behalf in relation to shares deliverable to you upon the vesting of RSUs, argenx may reduce the number of shares issuable to you with a number of shares required to cover such income and social security tax payments on your behalf. In doing so:

(i)

the value of shares shall be deemed to be the closing price of the shares on Euronext Brussels on the last trading day preceding the date on which the shares are issued to you;

(ii)

the number of shares deliverable to you shall be rounded down to the nearest whole number of shares; and

(iii)

argenx accepts no liability in case the calculation of taxes by argenx on your behalf was incorrect and/or any additional tax (of any kind) is payable by you on the shares received, under local tax rules applicable to you.

5.3.2.

argenx may also decide, at its sole discretion, to opt for another way to recover/finance the tax due on your behalf,

3/7

EQUITY INCENTIVE PLAN 2021

such as withholding such taxes from other payments due by argenx to you.

6.

DEVIATIONS FROM THE PLAN, AMENDMENTS TO GRANTS AND TO THE PLAN

6.1.

DEVIATIONS FROM THE PLAN

Our board of directors may decide from time to time at its discretion, to deviate from the terms of this plan for any particular grant or set of grants of equity incentives to key persons, including with regard to the number of equity incentives to be granted (if any) and the vesting period.

6.2.

AMENDMENTS TO THE PLAN

Oud board of directors may amend this plan from time to time and may decide that the terms of an amended or new plan prevail over the terms of this plan, also for stock options and/or RSUs granted prior to the date of such new or amended plan.

6.3.

AMENDMENTS TO INDIVIDUAL GRANTS

argenx is entitled to amend the terms of any grant of stock options and/or RSUs granted hereunder if we deem this beneficial to you or to argenx, for reasons of tax compliance or otherwise, but we will compensate you for any direct negative financial impact such amendment would have on you (if any).

6.4.

STOCK OPTIONS GRANTED UNDER A PRIOR STOCK OPTION PLAN

Stock options which were granted to you under a previous stock option plan of argenx shall continue to vest in accordance with the vesting scheme then applicable. The terms of the previous option plan(s) are otherwise aligned with (albeit more detailed in) this plan, but this plan shall in any case not change the terms of equity incentives granted to you under previous equity incentive plans administrated by argenx.

7.

STATUTORY DIRECTORS AND SENIOR MANAGERS

7.1.

GENERAL

7.1.1.

Members of our board of directors are not allowed to exercise stock options within the first 3 years following the date of grant of such stock options.

7.1.2.

Members of our board of directors and senior managers who qualify as Person Discharging Managerial Responsibilities

(PDMR) under the European Market Abuse Regulation (C-level and other key argenx executives reporting directly to our Chief Executive Officer) have a personal obligation by law to notify the Dutch Financial Markets Authority (Autoriteit Financiële Markten) of any transactions in equity instruments in argenx SE, including the grant or exercise of stock options or RSUs and the purchase or sale of any shares in argenx SE.

7.1.3.

Specific arrangements (if any) regarding the accelerated vesting of options set out in your employment or engagement contract with argenx will apply also to RSUs granted hereunder.

7.2.

NON-EXECUTIVE DIRECTORS

7.2.1.

In deviation from section 3.2.1, stock options granted to non-executive directors vest on the third anniversary of the date of grant.

7.2.2.

In deviation from section 3.4, unvested stock options and RSUs granted to non-executive directors shall terminate without compensation if, and per the date on which, the non-executive director (i) is dismissed as non-executive director by the company's general meeting, (ii) unilaterally terminates his/her relationship with argenx by resigning as non-executive director prior to the end of such fixed appointment term other than at the written request of the board of directors or (iii) resigns following a written request thereto from the board of directors on the basis of such non-executive director's functioning. If a non-executive director serves up to the end of his/her fixed appointment term and the situations set out in (i) through (iii) above do not apply, then the RSUs and stock options granted to such non-executive director over the course of such fixed appointment term shall continue to vest in accordance with their vesting scheme. In case of ceasing services due to death or permanent disability of the non-executive director, the unvested options and RSUs will vest on the last day prior to ceasing services for argenx.

8.

OTHER PROVISIONS

8.1.

DEFINITIONS

As used in this plan, the following terms have the following meanings:

board of directors means the statutory board of directors of argenx SE;

business day means a day other than a Saturday, a Sunday or any day on which banks in Amsterdam, the Netherlands are closed due to a public holiday in the Netherlands;

4/7

EQUITY INCENTIVE PLAN 2021

argenx means the argenx group consisting of argenx SE and each of its direct and indirect 100% subsidiaries;

argenx SE means argenx SE, a European public company (societas europaea) incorporated and registered in the Netherlands and registered with the Dutch chamber of commerce under number 24435214;

change of control means any transaction or series of transactions in which a third party (together, if applicable, with persons acting in concert with any such third party) acquires a controlling interest in argenx SE which it does not have prior to such transaction or series of transactions;

controlling interest means (i) the ownership or control (directly or indirectly) of more than 50% of the voting share capital of argenx SE (ii) the ability to direct the casting of more than 50% of the votes exercisable at general meetings of argenx SE on all, or substantially all, matters, or (iii) the right to appoint or remove directors of argenx SE;

date of grant means the date on which your equity incentives are deemed granted, which shall be determined by the board of directors in accordance with the equity allocation scheme and shall be communicated to you through the online equity portal or otherwise in a manner decided by argenx; and

equity incentives means stock options and RSUs granted under this plan.

Where reference is made to 'argenx' in the context of a specific right or obligation for argenx, this shall be construed with respect to you, as a reference to the argenx legal entity with which you have entered into an employment agreement, consultancy agreement or other (service) agreement making you a key person of argenx.

8.2.

NON-TRANSFERABILITY

Equity incentives, whether vested or not, are strictly personal and are not transferable other than upon your death, by operation of the laws of inheritance applicable to you in your jurisdiction. Shares obtained by you through the exercise or settlement of equity incentives, are transferable unless specific restrictions apply to you pursuant to this plan and/or to the operation of local tax laws applicable to you or otherwise.

8.3.

STEADY COURSE OF ACTION

The board of directors follows a steady course of action in the granting of stock options and RSUs under this plan. In relation to this:

(i)

the number of equity incentives to be granted to any key person shall be within the limits of the equity incentive allocation scheme in force from time to time;

(ii)

a person granted equity incentives hereunder shall be deemed to have automatically accepted such equity incentives on the date of grant and may not refuse such grant.

8.4.

APPLICABLE LAW

The validity, construction, and effect of this plan shall be determined in accordance with the laws of the Netherlands.

***

5/7

EQUITY INCENTIVE PLAN 2021

SPECIAL RULES FOR KEY PERSONS TAXED IN BELGIUM

BELGIAN TAXED KEY PERSONS

In deviation from the plan, the following rules shall apply to equity incentives granted to you under this plan for which you are obligated to pay income taxes in Belgium.

ACCEPTANCE OF STOCK OPTIONS

In deviation from section 8.3(ii), from the date of grant of stock options, you will need to accept such stock options within 60 days following the date of grant. If you do not accept the stock options within this timeframe, you will lose the stock options without any compensation from argenx. Acceptance of stock options is done through the argenx equity portal, unless argenx has specified another method of acceptance to you in writing.

EXERCISABILITY OF STOCK OPTIONS

Stock options are not exercisable before the 1st of January of the 3rd year following the year during which the date of grant of such stock options occurred.

Illustration: if a stock option is granted in 2020, it may not be exercised before 1 January 2024.

OPTION TERM

Upon accepting a grant of stock options, you have the choice to elect either a 5-year term or a 10-year term for the stock options. If you opt for a 5 year term, your stock options will – in deviation from section 4.1.1 of the plan – lapse and be no longer exercisable after the 5th anniversary of the date of grant.

MIRROR OPTIONS

If you are liable to pay taxes upon the date of grant of your stock options, and you choose to finance the tax burden through the use of a third party financing option using mirror options, then (i) the number of stock options corresponding to the number of mirror options granted by you to such third party necessary to finance the full amount of such taxation (but no more) at grant, shall become immediately and irrevocably vested and (ii) section 4.2.3 shall not apply to such immediately and irrevocably vested stock options. The total number of unvested stock options remaining shall vest in accordance with the vesting scheme of section 3.2.1, calculated as if the total amount of unvested stock options remaining represented the full option grant.

UNRECOVERABLE PRE-FINANCED TAXES

If (i) you have paid income taxes at the moment options were granted to you without using a third-party mirror option financing structure; and (ii) you are subsequently not able to recover these income taxes because during the exercise window for your options (i.e. from the moment they are exercisable up to the end of their validity term) the price of argenx shares did not exceed the exercise price by an amount sufficient for you to recover the amount of taxes you pre-financed; and (iii) your option term lapsed and you did not exercise any stock options that were part of the specific grant to which (i) and (ii) apply, then argenx will reimburse you for taxes you have pre-financed following the lapse of your vested options (at the end of their term).

HOLDING PERIOD

Upon receiving shares in relation to the settlement of RSUs, we may offer you the opportunity to opt for a holding period of 2 years during which you cannot sell (or enter into other transactions, including hedging transactions regarding) those shares, to enable applicability of a lower taxation rate for your benefit.

6/7

EQUITY INCENTIVE PLAN 2021

SPECIAL RULES FOR KEY PERSONS TAXED IN THE UNITED STATES OF AMERICA

US TAXED KEY PERSONS

In deviation from the plan, the following rules shall apply to equity incentives granted to you under this plan for which you are obligated to pay income taxes in the United States.

409A STATUS

It is intended that the equity incentives (as defined in section 8.1) granted under the plan shall be exempt from Section 409A of Internal Revenue Code of 1986 (as amended, supplemented and/or updated from time to time) (the "Code") and this plan shall be interpreted in a manner consistent with such exemption. In the event the equity incentives are not exempt, the plan is intended to satisfy the requirements of section 409A of the Code and shall be interpreted in a manner consistent with such status.

LIMITATIONS ON DEVIATIONS

Deviations from the terms of the plan for equity incentive grants thereunder will be limited to deviations that would be permitted under section 409A of the Code.

For any “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any equity incentives that are subject to Section 409A of the Code and which would otherwise be payable upon “separation from service” (as defined in Section 409A of the Code) shall be made prior to the date that is six months after the date of such specified employee’s “separation from service” or, if earlier, the date of the specified employee’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Notwithstanding any other provision of the plan, argenx makes no guarantee that the equity incentives comply with or are exempt from Section 409A of the Code and argenx shall have no liability for the failure of the terms of this plan or any equity incentives to comply with or be exempt from the provisions of Section 409A of the Code.

SPECIAL RULES FOR KEY PERSONS TAXED IN CANADA

CANADA TAXED KEY PERSONS

In deviation from the plan, the following rules shall apply to equity incentives granted to you under this plan for which you are obligated to pay income taxes in Canada.

NO CASH SETTLED RSUS

In deviation from section 4.3.4, RSUs may not be settled in cash.

SPECIAL RULES FOR KEY PERSONS TAXED IN SWITZERLAND

SWITZERLAND TAXED KEY PERSONS

In deviation from the plan, the following rules shall apply to equity incentives granted to you under this plan for which you are obligated to pay income taxes in Switzerland.

HOLDING PERIOD

argenx may decide to put a mandatory holding period of 2 years during which you cannot sell (or enter into other transactions, including hedging transactions regarding) shares received from settling RSUs, to enable applicability of a lower taxation rate for your benefit.

SPECIAL RULES FOR KEY PERSONS TAXED IN THE NETHERLANDS

NETHERLANDS TAXED KEY PERSONS

In deviation from the plan, the following rules shall apply to equity incentives granted to you under this plan for which you are obligated to pay income taxes in the Netherlands.

HOLDING PERIOD

Upon receiving shares in relation to the settlement of RSUs, we may offer you the opportunity to opt for a holding period of 2 years during which you cannot sell (or enter into other transactions, including hedging transactions regarding) those shares, to enable applicability of a lower taxation rate for your benefit.

***

7/7